Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

August 31, 2026

Morgan Stanley Capital I Inc.

Re:	BANK5 2026-5YR24 Commercial Mortgage Pass-Through Certificates, Series 2026-5YR24

To the Addressee of this Opinion Letter:

We have acted as counsel to Morgan Stanley Capital I Inc., a Delaware corporation (the “Depositor”), in connection with the issuance by BANK5 2026-5YR24 (the “Trust”) of approximately $872,653,760 aggregate principal balance of Commercial Mortgage Pass-Through Certificates, Series 2026-5YR24, Class A-1, Class A-2, Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class X-A, Class X-B, Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 (collectively, the “Registered Certificates”), Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V and Class R, Class RR and the RR Interest pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Trimont LLC, as master servicer, CWCapital Asset Management LLC, as special servicer, Computershare Trust Company, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, Deutsche Bank National Trust Company, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.

For purposes of rendering this opinion letter, we have reviewed:

(i)       the Registration Statement on Form SF-3 (Registration No. 333-282944) relating to the Registered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on December 11, 2024 and declared effective on January 3, 2025;

(ii)       the Prospectus, dated August 19, 2026 (the “Prospectus”) relating to the Registered Certificates;

(iii)       the Underwriting Agreement, dated as of August 18, 2026 (the “Underwriting Agreement”), between the Depositor, Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Academy Securities, Inc. and Siebert Williams Shank & Co., LLC, as underwriters (collectively, the “Underwriters”);

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Morgan Stanley Capital I Inc.

August 31, 2026

(iv)       evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)       the forms of the Registered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion letter. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified copies or by means of electronic transmission, and the authenticity of the originals of all such latter documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval system to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein that were not known to us, we have relied upon (1) certificates, statements and representations of officers and other representatives of the Depositor and others, (2) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, dated August 14, 2026 (the “Delaware Good Standing Certificate”), and (3) a certificate of the Secretary of State of the State of Delaware as to the certificate of incorporation of the Depositor, dated August 17, 2026 (the “Delaware Certificate of Incorporation Certificate” and, together with the Delaware Good Standing Certificate, the “Delaware Certificates”).

Our opinions set forth below are subject to: (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, bail in, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally, in each case, whether by operation of law, contract, judicial or regulatory action or otherwise, and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification with respect to securities law violations.

Morgan Stanley Capital I Inc.

August 31, 2026

Based upon and subject to the foregoing, we are of the opinion that—

A.       The Registered Certificates, when duly executed, authenticated and delivered in accordance with the terms and conditions of the Pooling and Servicing Agreement, and when delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be legally and validly issued and outstanding, fully paid and non-assessable.

B.       The descriptions set forth under the caption “Material Federal Income Tax Considerations” in the Prospectus, although they do not discuss all U.S. federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”)), otherwise correctly describe the material aspects of the U.S. federal income tax treatment of an investment in the Registered Certificates commonly applicable to investors that are U.S. Tax Persons (as defined in the Prospectus) and, where expressly indicated therein, to investors that are not U.S. Tax Persons. We also hereby confirm the opinion expressly set forth under such captions as our opinion.

C.        The Depositor is validly existing and in good standing under the laws of the State of Delaware.

The opinion set forth in paragraph B above is limited to the U.S. federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. The opinion set forth in paragraph B above is based on the current provisions of the Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change can apply retroactively and modify the legal conclusions upon which such opinion is based.

This opinion letter is rendered on the date hereof and we do not undertake, and hereby disclaim, any obligation to advise the addressee hereof of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the captions “Legal Matters” and “Material Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not consider that we are “experts” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Morgan Stanley Capital I Inc.

August 31, 2026

We express no opinion as to any laws other than the federal laws of the United States of America, the laws of the State of New York and, solely with respect to the opinion set forth in paragraph (C) above, the Delaware General Corporation Law. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours, /s/ Sidley Austin LLP